Exhibit 99.1

Contacts:

Richard D. Katz, M.D. EVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Stephanie Marks Lazar Partners, Ltd.
(919) 941-5206	(212) 867-1762
rkatz@icagen.com	smarks@lazarpartners.com

ICAGEN REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, NC, November 6, 2008 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results and operational highlights for the third quarter ended September 30, 2008. For the third quarter of 2008, the Company reported revenues of $3.1 million and a net loss of $3.6 million. As of September 30, 2008, the Company’s cash and cash equivalents totaled $38.7 million.

“Initiating our Phase II study for senicapoc in allergic asthma represents the first of several exciting milestones that we anticipate in the coming months,” said P. Kay Wagoner, Ph.D., Chief Executive Officer. “We expect to report Phase II results from this first asthma study and to potentially initiate additional development work in our asthma program in 2009. In addition, provided that our Phase I program for ICA-105665, our novel KCNQ compound, is successful, we plan to initiate our Phase II program in epilepsy in the first half of 2009. We believe that these programs, along with the progress in our research programs, demonstrate the value creation potential of our broad-based ion channel technology platform.”

Pipeline Update

Senicapoc for Asthma: In October, the Company initiated a Phase II proof-of-concept clinical trial to evaluate the safety and efficacy of senicapoc, the Company’s novel orally available small molecule inhibitor of the KCa3.1 potassium ion channel, in patients with allergic asthma. Results from a preclinical study demonstrated the ability of senicapoc to reverse antigen-induced increases in airway resistance and airway hyper-reactivity. The objective of the current trial is to confirm these positive results in a clinical setting.

This Phase II trial is a double-blind, placebo-controlled, parallel group study that is designed to assess the safety and efficacy of senicapoc, administered once a day for two weeks, on pulmonary function in patients with allergic asthma following exposure to a known allergen. The study will enroll approximately 30 patients randomized in a 1:1 ratio to senicapoc or placebo at sites in the United Kingdom. The primary efficacy analysis of this Phase II study is the comparison between treatment arms of the late asthmatic response caused by inhalation of allergen, measured by percent change in Forced Expiratory Volume 1 (FEV1), the amount of air that can be forcefully exhaled in one second. FEV1 is a standard, commonly used test to measure lung function.

ICA-105665 for Epilepsy and Neuropathic Pain: During the second quarter, the Company initiated a multiple ascending dose Phase I trial of ICA-105665, a selective opener of KCNQ potassium channel subtypes, to further assess the safety, tolerability and pharmacokinetics of this novel compound. In nonclinical studies, ICA-105665 has demonstrated a broad spectrum of activity in a wide range of seizure models, including models of treatment-resistant seizures, as well as activity in certain models of chronic pain.

Following the completion of the first two cohorts of healthy volunteers in the multiple ascending dose Phase I study, the FDA approved the Company’s request to study an additional cohort of healthy volunteers at a higher dose, 200 mg bid, than those previously studied. Dosing for this additional cohort has now been completed. Additionally, the trial was expanded to include a cohort of patients with epilepsy to further study the safety, tolerability and pharmacokinetics of ICA-105665 in the target population. Results of this Phase I trial are expected in late 2008 or early 2009. Provided that results are supportive, the Company plans to initiate the Phase II clinical trial program of ICA-105665 during the first half of 2009.

Pfizer Collaboration: The Company’s collaboration with Pfizer is focused on three sodium channels for the treatment of pain and related disorders. A series of leading compounds for one of the targets has been selected for additional testing. Lead optimization is in progress for each of the other two targets. The two companies are targeting the identification of one or more clinical candidates in the next six to nine months.

Astellas Collaboration: In August 2008, the Company was notified by Astellas Pharma, Inc. (“Astellas”), that, following further evaluation of certain compounds discovered in collaboration with the Company for the chronic treatment of memory loss associated with aging, such as occurs in dementia, including Alzheimer’s disease, it has decided not to pursue their further development. As a result of this decision, the Company’s collaboration with Astellas has now concluded.

Financial Results

Revenues for the third quarter of 2008 totaled $3.1 million, as compared to $12.9 million during the same period in 2007, a decrease of 76%. The decrease in revenues for the third quarter of 2008, as compared to the same period in 2007, was due to the termination of the McNeil collaboration, partially offset by an increase in revenue associated with the Pfizer collaboration. As a result of the termination of the McNeil collaboration during the third quarter of 2007, the remaining balance of $10.4 million of deferred revenue associated with the collaboration as of June 30, 2007 was recognized as revenue during the third quarter of 2007.

Operating expenses for the third quarter of 2008 were $6.9 million, as compared to $7.7 million during the same period in 2007, a decrease of 11%. The decrease in operating expenses for the third quarter of 2008, as compared to the same period in 2007, was due primarily to a decrease in research and development expenses related to the development of senicapoc for sickle cell disease, partially offset by an increase in research and development expenses related to the development of senicapoc for asthma and ICA-105665 for epilepsy and neuropathic pain.

Net loss for the third quarter of 2008 totaled $3.6 million, as compared to net income of $5.6 million during the same period in 2007. The net loss for the third quarter of 2008, as compared to the net income generated during the same period in 2007, was primarily due to a decrease in revenues as noted above.

Revenues for the first nine months of 2008 totaled $9.3 million, as compared to $18.2 million during the same period in 2007, a decrease of 49%. The decrease in revenues for the first nine months of 2008, as compared to the same period in 2007, was due to the termination of the McNeil collaboration, partially offset by an increase in revenue associated with the Pfizer collaboration. As noted above, as a result of the termination of the McNeil collaboration during the third quarter of 2007, the remaining balance of $10.4 million of deferred revenue associated with the collaboration as of June 30, 2007 was recognized as revenue during the third quarter of 2007.

Operating expenses for the first nine months of 2008 were $21.0 million, as compared to $26.8 million for the same period in 2007, a decrease of 22%. The decrease in operating expenses for the first nine months of 2008, as compared to the same period in 2007, was due primarily to a decrease in research and development expenses related to the development of senicapoc for sickle cell disease and the complete write-off during 2007 of a capitalized license payment that had previously been made to Children’s Medical Center Corporation in connection with the Company’s collaboration with McNeil due to the termination of this collaboration. This decrease was partially offset by an increase in research and development expenses related to the development of senicapoc for asthma and ICA-105665 for epilepsy and neuropathic pain.

Net loss for the first nine months of 2008 totaled $10.9 million, as compared to $7.3 million during the same period in 2007, an increase of 49%. The increase in net loss for the first nine months of 2008, as compared to the same period in 2007, was primarily due to a decrease in revenues as noted above.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. Eastern Time.

Date:	Thursday, November 6, 2008
Time:	10:00 a.m. Eastern Time
Dial-in (U.S. and Canada):	866-831-6234
Dial-in (International):	617-213-8854
Access code:	13430145
Web cast:	www.icagen.com

An archived version of the webcast will also be available on Icagen’s website for at least two weeks following the call. A playback of the call will be available from approximately 1:00 p.m. Eastern Time on November 6, 2008 for seven days and may be accessed by dialing:

Access number (U.S. and Canada):	888-286-8010
Access number (International):	617-801-6888
Access code:	78125144

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has clinical stage programs in epilepsy and asthma.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on August 6, 2008. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and neuropathic pain and senicapoc for asthma, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Collaborative research and development revenues:
Research and development fees	$2,944	$11,953	$8,768	$14,508
Reimbursed research and development costs	185	917	513	3,734

Total collaborative research and development revenues	3,129	12,870	9,281	18,242

Operating expenses:
Research and development	5,624	6,395	16,717	22,456
General and administrative	1,254	1,329	4,289	4,393

Total operating expenses	6,878	7,724	21,006	26,849

(Loss) income from operations	(3,749)	5,146	(11,725)	(8,607)
Other income, net	177	466	795	1,280

Net (loss) income	$(3,572)	$5,612	$(10,930)	$(7,327)

Net (loss) income per share:
Basic	$(0.08)	$0.14	$(0.24)	$(0.20)

Diluted	$(0.08)	$0.13	$(0.24)	$(0.20)

Weighted average common shares outstanding-
Basic	46,885,500	39,245,452	45,920,399	36,298,526

Diluted	46,885,500	41,623,856	45,920,399	36,298,526

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$38,702	$43,513
Other current assets	1,082	827
Property and equipment, net	2,748	1,736
Technology licenses and related costs, net	429	465
Other long-term assets	105	116

Total assets	$43,066	$46,657

Liabilities and stockholders’ equity
Current liabilities	$9,924	$11,444
Deferred revenue, less current portion	113	3,710
Equipment debt financing, less current portion	1,086	757
Other non-current liabilities	378	62
Stockholders’ equity	31,565	30,684

Total liabilities and stockholders’ equity	$43,066	$46,657